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                                                                       EXHIBIT B

                     [FIRST RESERVE CORPORATION LETTERHEAD]


                               February 26, 2002


CONFIDENTIAL

   Deutsche Banc Alex. Brown Inc.
   31 West 52nd Street
   New York, New York 10019

        Re: Offering (the "Offering") by Pride International, Inc. ("PDE") of up to $250,000,000 of its 2.5% Convertible Senior Notes due 2007 (the "Notes").

Ladies and Gentlemen:

         This letter (the "Letter"), when agreed to and accepted by you, will evidence the agreement between you and First Reserve Fund IX, L.P. ("First Reserve") regarding First Reserve's commitment (the "Commitment") to purchase up to Seven Million Eight Hundred Seventy Four Thousand Fifteen (7,874,015) shares of PDE common stock concurrently with the Offering. As described in PDE's Offering Memorandum of even date herewith and disclosed in a PDE press release with today's date, certain of the Note purchasers (the "Purchasers," which term may include you to the extent you have a long position in the Notes) may desire to sell short shares of PDE common stock in connection with their purchase of the Notes (the "Short Sales"), and you will coordinate matching an appropriate number of the Short Sales with First Reserve's Commitment.

         You are representing and warranting the following to First Reserve in connection with the Short Sales:

         (a) In connection with your solicitation of indications of interest in the Offering, you have advised each of the Purchasers that wishes to effect a Short Sale to First Reserve that any order for a Short Sale placed through you in connection with the Offering where First Reserve is to be the purchaser is subject to the conditions precedent that you complete the purchase, as the initial purchaser under the Purchase Agreement between you and PDE of even date herewith (the "Purchase Agreement"), of the Notes in the Offering. You will only accept Short Sales on behalf of First Reserve (i) from a party that is a Purchaser, and (ii) for a number of shares of PDE common stock requested to be sold in a particular Short Sale that does not exceed the number of

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shares of PDE common stock into which the Notes purchased by the Purchaser electing such Short Sale are initially convertible.

         (b) You will not charge any party any commission or fees in connection with the Short Sales.

         (c) You will not permit Purchasers outside the United States that are purchasing the Notes in reliance upon Regulation S of the Securities Act of 1933 (the "Securities Act") to engage in any Short Sales to First Reserve.

         (d) You have conducted and will conduct the Offering and the execution of the Short Sale orders in compliance in all material respects with all applicable U.S. federal and state securities laws and similar laws of any foreign jurisdiction. In addition, and without limiting the foregoing, you are representing and warranting to us that:

                    (i) you do not have any intent to manipulate the price of any securities of PDE, or to create a false or misleading appearance of active trading, or a false or misleading appearance with respect to the market for securities of PDE, or to raise or depress the price of any security of PDE for the purpose of inducing the purchase or sale of any PDE security, or to otherwise violate the provisions of Sections 9, 10(b) or 15(c) of the Securities Exchange Act of 1934 (the "Exchange Act");

                    (ii) you will effect the Short Sales after trading hours on the New York Stock Exchange (the "NYSE") on the date hereof, or prior to the opening of trading on February 27, 2002, consistent with market practices;

                    (iii) the price of the Short Sales will not be reported on the NYSE composite tape;

                    (iv) the Notes are being offered and sold only to

                         (A) qualified institutional buyers, as defined in Rule
144A(a)(1), or to offerees or purchasers that you reasonably believe are qualified institutional buyers, in transactions exempt from registration under Rule 144A; or

                         (B) persons not deemed to be "U.S. persons" for purpose
of Rule 902(o)(2) or 902(o)(7) of Regulation S under the Securities Act, during a distribution described above in subclause d(iv)(A) above.

         At the closing of the Offering, you will deliver to First Reserve a written opinion of your legal counsel, Davis Polk & Wardwell, which may rely on the factual representations in this Letter and may assume the absence of manipulative intent or manipulative effect by all parties to the Short Sales, to the effect that the Short Sales are exempt from Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

         In connection with the Offering, we are representing and covenanting to you the following:

         (1) Subject to your consummating the purchase of the Notes, First Reserve agrees that it will purchase from accounts of Purchasers designated by you (the "Short Sellers") up to Seven Million Eight Hundred Seventy Four Thousand Fifteen (7,874,015) shares of PDE

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common stock at a price per share of $12.70,an amount equal to 97% of the closing trading price of PDE common stock on the NYSE on February 26, 2002. The aggregate net price that First Reserve shall be obligated to pay to the Short Sellers shall not exceed $100,000,000. The purchases by First Reserve will be confirmed, if at all, prior to the open of trading on the NYSE on February 27, 2002. First Reserve will have no obligation to purchase any shares of PDE common stock to the extent purchases have not been confirmed to First Reserve by such time;

         (2) Assuming the accuracy of your representations and warranties contained in this letter and those of PDE contained in the Purchase Agreement, First Reserve will not take any actions that will cause the consummation of the Short Sales to result in the violation of any applicable U.S. federal and state securities laws and similar laws of any foreign jurisdiction;

         (3) The shares of PDE common stock purchased from Short Sellers will be treated by First Reserve as "restricted securities" within the meaning of Rule 144 under the Securities Act, and will be subject to the provisions of Rule 144 applicable to restricted securities, including without limitation the holding period requirements, as though such securities were acquired from PDE or an affiliate of PDE on the date of First Reserve's purchase of such securities;

         (4) First Reserve will only hold the shares of PDE common stock purchased from Short Sellers in physical form; and the certificates evidencing such shares will bear a legend, in addition to any legend required by the Second Amended and Restated Shareholders Agreement of PDE to be entered into at the time of the Offering, to the effect that such shares are "restricted securities" within the meaning of Rule 144, and will be subject to the provisions of Rule 144 applicable to restricted securities, including without limitation the holding period requirements, as though such securities were acquired from PDE or an affiliate of PDE on the date of First Reserve's purchase of such securities; and

         (5) First Reserve is an "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D under the Securities Act; the shares of PDE common stock purchased from Short Sellers are being acquired by First Reserve for its own account and with no current intention of distributing or reselling such shares or any part thereof in any transaction that would be in violation of the Securities Act, without prejudice, however, to the rights of First Reserve at all times to sell or otherwise dispose of all or any part of such shares in an offering registered under the Securities Act, or under an exemption from registration available under the Securities Act, to the extent permitted by any lock-up or standstill agreement with you or PDE. First Reserve and its advisors have reviewed, to their satisfaction, the business, management and financial information made available by or on behalf of PDE and have had an opportunity to ask questions of, and receive answers from, PDE and its management and advisors concerning the business, management and financial affairs of PDE.

         You agree to indemnify and hold harmless First Reserve, its general partner, the general partner of such general partner, and the officers and directors of such general partner, and each person, if any, who controls First Reserve within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any inaccuracy or breach of your representations and warranties in this Letter.

         First Reserve agrees to indemnify and hold you harmless, and each person, if any, who controls you within the meaning of either Section 15 of the Securities Act , or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses

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arising out of or based upon any inaccuracy or breach of First Reserve's representations and warranties in this Letter.

         THIS LETTER SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PROVISIONS THEREOF THAT WOULD APPLY THE SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION.



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         Please sign and date this Letter in the spaces provided below as confirmation of our mutual understandings and agreements. Thank you.


                                        Very truly yours,

                                        FIRST RESERVE FUND IX, L.P.

                                        By:    First Reserve GP IX, L.P.
                                               general partner

                                               By:    First Reserve GP IX, Inc.
                                                      general partner

                                                      By: /s/ Thomas R. Denison
                                                         -----------------------
                                                      Name:  Thomas R. Denison
                                                      Title: Managing Director


AGREED AND ACCEPTED

DEUTSCHE BANC ALEX. BROWN INC.

By: /s/ C. Mitchell Cox
    ------------------------------
Name: C. Mitchell Cox
      ----------------------------
Title: Managing Director
      ----------------------------

and

By: /s/ Michael Gonner
    ------------------------------
Name: Michael Gonner
      ----------------------------
Title: Director
      ----------------------------


Date: February 27, 2002
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